Exhibit 10.67
Amendment No. 3

LINCOLN NATIONAL CORPORATION
EXECUTIVES’ SEVERANCE BENEFIT PLAN

Pursuant to its authority under Section 14 of the Lincoln National Corporation Executives’ Severance Benefit Plan (the “Plan”), the Board of Directors of the Corporation hereby amends the Plan effective February 19, 2026, as set forth below:

1.Amend Section 7(c) of the Plan in its entirety to provide as follows:

Section 7. Payment of Severance Benefits.

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“(c) Termination for ‘Good Reason.’ The Executive may initiate the termination of the Executive’s employment for Good Reason during the Benefit Period. As used in this Plan, “Good Reason” means, without the Executive’s written consent:

(i) an adverse and material change in the Executive’s status, positions or responsibilities as compared to the Executive’s status, position or responsibilities as in effect prior to such change;

(ii) a material diminution in the status, position or responsibilities of the person to whom the Executive is required to report, including, without limitation and where relevant, a requirement that the Executive report to an officer or employee other than the CEO (or if the Corporation is not the ultimate parent entity, the CEO of the ultimate parent of the Corporation) or, if the Executive reports to the Board of Directors of the Corporation, the Board of Directors;

(iii) a reduction in the amount of either the Executive’s annual base salary, target annual incentive program opportunity or target long-term incentive program opportunity as in effect on the date she or he became a participant in the Plan, or as the same may be increased from time to time during the term of the Executive’s participation in this Plan;

(iv) the failure to provide or continue in effect materially similar compensation and benefits, in accordance with the plans, practices, policies and programs of the Corporation and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Corporation and its Affiliates;

(v) any action or inaction that constitutes a material breach of any other agreement between the Executive and the Corporation or of this Plan, including any failure of any successor or assign of the Corporation to assume and expressly agree to perform the obligations under this Plan;

(vi) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination (as defined in Section 7(d) below) and a resolution satisfying the requirements of Section 7(b) above; and for purposes of this Plan, no such purported termination shall be effective; or

(vii) any request by the Corporation or any Affiliate that the Executive participate in an unlawful act.

In order to invoke a termination for Good Reason, Executive shall provide the Notice of Termination (as defined in Section 7(d) below) to the Corporation of the existence of one or more of the conditions described in clauses (i) through (vii) within ninety (90) days following Executive’s knowledge of the initial existence of such condition or conditions and the Corporation shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. If the Corporation fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s Separation of Service must occur, if at all, within sixty (60) days from the earlier of (i) the end of the Cure Period or (ii) the date the Corporation provides written notice to the Executive that it does not intend to cure such condition.”

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2.Amend Section 8(a) of the Plan in its entirety to provide as follows:

Section 8. Benefit Enhancements and Coordination with Other Plans

“(a) In the event that benefits are payable under this Plan to a Tier Two or Tier Three Executive in accordance with Section 7(a) above, the Executive shall be paid:

(i) for each completed performance period, all amounts due to the Executive under any annual or long-term performance cycle incentive plans of the Corporation or any Affiliate (or successor plans) in which the Executive participated immediately before his or her Separation from Service, as provided in any such plan; and

(ii) for each performance period in progress, any award amount under an annual performance cycle incentive plan of the Corporation or any Affiliate (or successor plans) in which the Executive participated immediately before the Executive’s Separation from Service shall be based on the greater of (A) actual results through the Change of Control as determined by the Committee or (B) the targeted amount, and shall be pro-rated based on the date of the Executive’ Separation from Service; and

(iii) for each performance period in progress, any award amount under a long-term performance cycle incentive plan of the Corporation or any Affiliate (or successor plans) in which the Executive participated immediately before the Executive’s Separation from Service shall be based on the greater of (A) actual results through the Change of Control as determined by the Committee or (B) the targeted amount, and shall be paid in full.

Amounts payable under this Section 8(a) based on an annual performance cycle incentive plan or a long-term performance cycle incentive plan shall be paid as of the earlier of (1) the normal date for payment under the Plan or (2) the date of the Executive’s Separation from Service. Notwithstanding the foregoing, if a long-term performance cycle incentive is payable upon the Executive’s Separation from Service and the Executive is a Key Employee as of the Executive’s Separation from Service, the lump sum payment will be made on the first business day of the seventh month following the Executive’s Separation from Service (or, if earlier, thirty (30) calendar days after the date of the Executive’s death).”

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3.Update Appendix A of the Plan to provide as follows:

“Appendix A

LNC Executives’ Severance Benefit Plan
Designation of Executives into Tiers

(Updated as of February 19, 2026)

Tier Three*

Nilanjan Adhya
Craig T. Beazer
Jennifer Charters
Ellen G. Cooper
John C. Kennedy
Brian Kroll
John G. Morriss
Christopher Neczypor
Andrew D. Rallis
James W. Reid
Sean N. Woodroffe

* All of the Corporation’s SMC members participate in Tier Three—this list shall automatically update to include new SMC members and to exclude former SMC members

Tier Two

There are no Executives eligible for Tier Two.

Tier One

There are no Executives eligible for Tier One.”

4.    In all other respects the Plan remains in full force and effect.

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